EXHIBIT 10.3

CONFIDENTIALITY AND NON-COMPETE AGREEMENT

In consideration of my employment with Franklin Electric Co., Inc. (“Employer”), my access to Employer’s customer relationships and/or confidential information, and other good and valuable consideration, the receipt and sufficiency of which consideration are hereby acknowledged, I agree on this 1st day of July, in the year 2024 as follows:
CONFIDENTIALITY

1.    I acknowledge that Employer has certain non-public confidential information, including (a) technical information, such as drawings, specifications, design tolerances, manufacturing methods and processes, as well as research and development efforts, results and plans, and (b) client information, such as client contact information, contract terms, client listings, files, purchase history, needs and preferences; (c) financial information, such as sales plans and forecasts, sales and earnings figures, profitability information, and pricing; (d) corporate strategies, new product, marketing and other strategic plans; and (e) personnel files and information (“Confidential Information”). I understand that my employment with Employer places me in a position of trust and confidence, and in the course of my employment with Employer and because of the nature of my responsibilities, I have received and will receive access to Employer’s Confidential Information, which I recognize and agree is highly sensitive and valuable, and is the exclusive property of Employer.

2.    During my employment with Employer and thereafter, I will maintain all Confidential Information that comes into my possession as confidential and as the exclusive property of Employer, and such Confidential Information shall not be disclosed by me nor used by me in any way, except as required by my duties to, and for the benefit of, Employer. I will not remove any Confidential Information from Employer’s premises, whether electronically, on paper, or otherwise, except as my duties shall require and as authorized by Employer.

3.    Upon any termination of my employment, I will immediately turn over all of the following to my supervisor, and I shall retain no copies thereof: all documents and files (whether paper, digital, electronic or otherwise) that were supplied to me by Employer, or that were received, obtained or created by me pursuant to my duties for Employer, including all drawings, designs, specifications, and manuals; keys and key cards; computer equipment and software; computer printouts and databases; and any other materials supplied to me by Employer or purchased with Employer’s funds, and all copies (whether copied onto paper, electronic, digital, tape, or other media) thereof.

4.    I acknowledge that I have been instructed not to bring to Employer’s premises or to use, and I agree not to bring or to use, whatever confidential information I might have regarding previous employers. I have been informed about the nature of my employment with Employer, and I warrant and represent that I can fulfill my job duties for Employer without using or disclosing whatever confidential information I might have relating to previous employers.

COVENANT NOT TO COMPETE, NOT TO HIRE EMPLOYEES, AND OTHER COVENANTS

A. Activity Covenant: During the term of my employment and for a period of twenty-four (24) months after I cease to be employed by Employer for any reason, I will not directly or indirectly engage in, or assist any other person or entity to engage in, any Restricted Activity. “Restricted Activity” as used herein means: (i) the sale, marketing, design, development, manufacture, assembly, or distribution of water or fuel pumping equipment, electrical submersible motors and electrical submersible motor controls, and water; pump filtration or treatment technologies that are designed, manufactured, sold, or are offered or intended for sale, within or to the Restricted Area in competition with those designed, developed, manufactured, assembled, distributed, marketed or sold by Employer and (ii) the solicitation, encouragement, or inducement (or assisting anyone else to solicit, encourage, or induce) any customer, agent, vendor, supplier or independent contractor to terminate, reduce or curtail their business or relationship with Employer. “Restricted Area” means the areas of the world where the Employer’s products are currently offered for sale.

B. Customer-Based Restriction: During the term of my employment and for a period of twenty-four (24) months after I cease for any reason, I will not, directly or indirectly, solicit (or assist in the solicitation of) orders for Competitive Products from, or provide any Competitive Product to, any Customer or Potential Customer of Employer. “Customer” means only those customers of Employer with whom Employer actually did business, and with whom I had contact or about whom I had access to confidential information, during the last year of my employment. “Potential Customer” shall mean any person or entity to which Employer provided a proposal or bid during the last year of my employment with which I had involvement or about which I had access to confidential information. “Competitive Products” means water and fuel pumping equipment, electrical submersible motors and electrical submersible motor controls and water pump filtration or treatment technologies.

C. Non-Compete Covenant: During the term of my employment and for a period of twenty-four (24) months after I cease to be employed by employer for any reason other than termination due to a layoff or work force reduction, I will not directly or indirectly, within the Restricted Area, become employed by, work for, or otherwise provide services to, any Competitor in in the same or similar capacity as I worked for the Company or any other role in which I could exploit the Company’s goodwill or confidential information. “Competitor” means any person or entity that designs, develops, manufactures, assembles, distributes, markets or sells water or fuel pumping equipment, electrical submersible motors, electrical submersible motor controls or filtration or water treatment systems or components in competition with Employer, including but not limited to Dover, Vontier, Pentair, Xylem, ITT, Ebarra, Grundfos, Wilo, Clack, Kinetico, AO Smith, Culligan, and Hitachi.

D. Non-Hire Agreement: During the term of my employment and for a period of twenty-four (24) months after I cease for any reason to be an employee of Employer, I will not, directly or indirectly, (a) hire, interview for employment, offer employment to, or employ any Restricted Employee, or assist anyone else to do so, or (b) solicit, advise, encourage or induce (or assist in the solicitation, advising, encouragement or inducement of) any Restricted Employee to terminate his or her employment with Employer or suggest that s/he do so. “Restricted Employee” means any person who was employed by Employer within the last three (3) months of my employment with Employer, and with whom I had contact or for whom I had direct or indirect supervisory responsibility during my employment with Employer. Restricted Employees are further limited to those employees of the Company who themselves possess customer goodwill and/or Confidential Information.

E. Disclosure: Employee shall make the terms and conditions of the covenants in this Agreement known to any business, entity or persons engaged in activities competitive with Employer’s business with which Employee becomes associated during Employee’s employment with Employer or in the twenty-four (24) months after the termination of that employment for any reason. Employer shall also have the right to make the terms of the Agreement known to third persons. Employee agrees that at the time employment with Employer is terminated for any reason, Employee shall also advise Employer concerning the Employee’s plans for employment during the next twenty-four (24) months.

F. Other covenants: At the time of giving my notice, I will also inform Employer of the name of my new employer. I recognize that the business of Employer is global, with most of my activities for Employer expected to relate to its business in (and its Confidential Information relating to) the Restricted Area. The foregoing restrictions will not unduly hamper my ability to make a living in my field, and these restrictions are a fair and reasonable way to protect Employer and its legitimate business interests.

OTHER AGREEMENTS

5.    Notice of Immunity: The law provides that: 1) no person shall be held liable under trade secret law for disclosing a trade secret in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or in a filing in a lawsuit or other proceeding, if such filing is made under seal; and 2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to their attorney and use it in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose it, except pursuant to court order. To the extent Employee suspects a violation of the law, the employee should report their suspicion to their immediate supervisor, human resources, or an officer of the company.

6.    Inventions: All Inventions made or conceived by Employee, either solely or jointly with others, shall become and remain the exclusive property of Employer, whether patentable or not, and Employee will, without royalty or any other compensation: (a) inform Employer promptly and fully of such Inventions by written reports, setting forth in detail the procedures employed and the results achieved; (b) assign to Employer all of Employee's right, title and interest in and to such Inventions, any applications for or issued United States and foreign letters patents, and any renewals thereof granted upon such Inventions; and (c) assist Employer or its nominees, at the expense of Employer, to obtain such United States and foreign letters patents for such Inventions as Employer may elect. Such assistance may include, but is not limited to: executing, acknowledging and delivering to Employer written documents and doing such other acts as may be necessary, in the opinion of Employer, to obtain and maintain United States and foreign letters patent upon such Inventions and to vest the entire rights and title thereto in Employer. Inventions means discoveries, concepts, and ideas, whether patentable or not, including, but not limited to, systems, apparatus, processes, methods, software, techniques, and formulae, as well as improvements thereof or know how related thereto, relating to any present or prospective product, process, or service of Employer.

7.    Works Made for Hire: All works of authorship fixed in any tangible medium of expression by Employee in the course of or resulting from or in any way relating to his/her employment with Employer (“Works”) shall be and remain exclusively the property of Employer. Works created by Employee are “works made for hire” under the copyright law and Employer may file applications to register copyrights in such Works as author and copyright owner thereof. If, for any reason, a Work created by Employee is excluded from the definition of a “work made for hire” under the copyright law, then Employee does hereby assign, sell, and convey to Employer the entire rights, title, and interests in and to such Work, including the copyright therein. Employee will execute any documents which Employer deems necessary in connection with the assignment of such Work and copyright. Employer shall have free and unlimited access at all times to all Works and all copies thereof and shall have the right to claim and take possession on demand of such Works and copies.

8.    Promotional Materials: Employee authorizes and consents to the creation and/or use of their likeness as well as their name by Employer, and persons or organizations authorized by it, without reservation or limitation and without further consideration. Pursuant to this authorization and consent, Employer may, for example, publish and distribute advertising, sales, or other promotional literature containing a likeness of Employee in the course of performing their job duties. Employee also waives any cause of action for personal injury and/or property damage by virtue of the creation and use of such a likeness. Property rights to any likeness of Employee produced or prepared by Employer, or any person or organization authorized by it, shall vest in and remain with Employer. As used herein, “likeness” shall include a photograph, photographic reproduction, audio transmission, audio recording, video transmission and/or video recording, as well as any other similar medium.

9.    In addition to any damages awarded by any court and all other remedies otherwise available at law or in equity,
Employer shall be entitled to injunctions, both preliminary and final, enjoining and restraining any breach or threatened or intended breach of the covenants herein, and I hereby consent to the issuance thereof without Employer being required to post any bond. In the event that Employer shall successfully enforce any part of this Agreement through legal proceedings, I agree to pay to Employer all costs, attorneys’ fees, and expert witness fees, reasonably incurred by it in that endeavor. In the event that I am found to have breached any covenant in this agreement, the time period provided for in that covenant shall be deemed tolled (i.e., it will not run) for so long as I am in violation of that covenant.

10.    I understand and agree that this Agreement is not a guarantee of continued employment for any period. My employment is at will. This means I am free to terminate my employment at any time, for any reason, and that Employer retains the same rights. I understand and agree that this Agreement is assignable by Employer and is enforceable by Employer’s successors and assigns.

11.    This Agreement shall be construed and applied under Indiana law. If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, this Agreement shall be construed as if such provision had never been contained herein, and the remainder of this Agreement shall be enforceable and binding upon the parties. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad (for example as to temporal scope), it shall be construed, reformed, and/or “blue penciled” as to be compatible with the applicable law as it then shall appear.

12.    Alleged Breach or Failure to Enforce by Employer: The existence of any claim or cause of action by Employee against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of the covenants in this Agreement. Likewise, Employee acknowledges that any prior failure by the Employer to insist upon strict compliance with any terms or provisions of this Agreement shall not be deemed a waiver of any rights in the future.

EMPLOYEE:	EMPLOYER:
/s/ Joseph A. Ruzynski	/s/ Jonathan M. Grandon
Joseph A. Ruzynski	Jonathan M. Grandon